Biomerica Announces $2.0 Million Investment by Palm Global Small Cap Master Fund

February 26, 2020 16:41 ET | Source: Biomerica, Inc.

IRVINE, Calif., Feb. 26, 2020 (GLOBE NEWSWIRE) -- Biomerica Inc. (NASDAQ: BMRA) (the “Company” or “Biomerica”) announced today that the Company completed a private placement of $2 million of convertible preferred stock with Palm Global Small Cap Master Fund LP ("Palm").  The preferred shares are initially convertible into shares of the Company's common stock at a price of $3.50 per share.  This represents a premium to the market price of the Company’s common stock at the time of closing.

The Company intends to use the proceeds to, among other things, obtain FDA clearance for and launch the Company’s H. Pylori product in the United States and complete the InFoods® IBS clinical trials needed for FDA clearance.

In connection with the investment by Palm, Joshua S. Horowitz has been appointed as a non-voting observer to the Biomerica Board of Directors. Mr. Horowitz has served as a Director of two separate Nasdaq traded companies over the past six years.  Most recently, he served as Interim Chairman of the Board of the only publicly traded dental service organization.

Joshua Horowitz, Portfolio Manager at Palm stated, “We are impressed that Biomerica has created a formidable suite of diagnostic products across the gastrointestinal spectrum. We are excited by the potential of the Company’s existing products in both colon cancer detection and H. Pylori as well as the prospects for its novel InFoods® IBS product.  In addition, we are enthused by independent studies that show patients utilizing Biomerica’s first generation food intolerance product had a significant improvement in the IBS-D symptom of stool frequency as compared to an efficacious drug in the class. We believe this data is exciting because it indicates that the identification and elimination of problematic foods from the diet could play a significant role in treating patients with IBS.”

Zackary Irani, Chief Executive Officer of Biomerica, stated, “We are pleased to add Palm as a significant shareholder and partner of the Company. We are also looking forward to accelerating our existing InFoods® IBS clinical trials and begin the process to commercialize additional InFoods® products that address other diseases states. Biomerica has attracted and signed leading medical institutions and key opinion leaders for the InFoods® IBS product. This exemplifies the excitement we see in the industry about the potential benefits that InFoods® IBS could provide to both physicians and patients.”

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians' offices) and in hospital/clinical laboratories for the early detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focus is on products for Gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development and esoteric testing.

About InFoods®

The Biomerica InFoods® IBS product is designed to allow physicians to identify patient specific foods (e.g. eggs, broccoli, wheat, potatoes, corn, etc.), that when removed from the diet, may alleviate or improve an individual's IBS symptoms including, but not limited to, constipation, diarrhea, bloating, pain and indigestion. This patented, diagnostic-guided therapy is designed to allow for a patient specific, guided dietary regimen to improve Irritable Bowel Syndrome (IBS) outcomes. The point-of-care product is being developed to allow physicians to perform the test in-office using a finger stick blood sample while a clinical lab version of the product will be the first for which the company will seek regulatory approval. A billable CPT code that can be used by both clinical labs and physicians' offices is already available for InFoods® diagnostic products. Since the InFoods® product is a diagnostic-guided therapy, and not a drug, it has no drug type side effects. An estimated 45 million people in America currently suffer from IBS making it a leading cause for patient doctor visits.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking; such as statements relating to intended launch dates, sales potential, significant benefits, market size, prospects, new products, commencement of FDA clinical trials, completion of clinical trials,  favorable outlook, new distributors, expansion, increases in productivity and margins, expected orders, leading market positions, anticipated future sales or production volume of the Company, the launch or success of product and new product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. The potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking; such as statements relating to intended launch dates, sales potential, significant benefits, market size, prospects, new products, commencement of FDA clinical trials, completion of clinical trials,  favorable outlook, new distributors, expansion, increases in productivity and margins, expected orders, leading market positions, anticipated future sales or production volume of the Company, the launch or success of product and new product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica.

The potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

CONTACT INFORMATION

Zackary Irani

949-645-2111

www.biomerica.com